Exhibit 99.1

November 2007	United Wisconsin Grain Producers LLC
Newsletter
Volume 12

Board News/Bill Herrmann — President

What a difference a year makes!  2006 was a year of extreme optimism with ethanol heralded as a cure for dependence on foreign oil. Ethanol prices were high and expansion was rampant. This year the mainstream media has jumped on ethanol as the cause of high corn prices and the resultant increase in the cost of everything from “soup to nuts”. This has also led to the quoting of any negative report written on ethanol production or use.

Right now every ethanol plant is saddled with high corn costs and low ethanol prices. Some plants are operating in the red and others are cutting back production. Many proposed construction projects have been postponed or cancelled. Supply has exceeded demand.

When we formed UWGP, we had a detailed study of corn supply and use in our area, as well as ethanol demand. We then sold investments and borrowed money on those fundamentals. A few years ago, when profits were high, private money looked at ethanol plant returns and said “here’s the money, build me a plant” - without regard to supply and demand of corn or ethanol. Today we are all paying the price for those actions.

So how is this all impacting UWGP?  Our goal is to keep operating in the black. We have a relatively small debt load compared to many plants. We are emphasizing efficiencies. We are constantly mindful of operating margins.

These are challenging times, but we remain optimistic of the future. Your board and management are committed to the continued success of the company. Many positive things are happening with the completion of phase one work as well as progress on the expanded grain storage. We are completing a successful year and look forward to the year ahead.

Front (L-R): Berwyn Westra, Kevin Roche Back (L-R): Carl Benck, Bill Herrmann, Cal Dalton, Bob Lange, Robert Miller, Jerry Franz. Missing—Tom Hanley	Inside this issue: Commodities Manager Feed Ingredient Market Renewable Fuels Maintenance Manager Plant Manager CFO	2 2 3 3 4 4

Jeff Robertson — CEO

If I was asked to reflect, in just a few words, on the industry and our own operations over the past few months I’d say, exciting, trying, unpredictable, frightening, and rewarding. That would sum up the rollercoaster ride our industry has been on over the past short while. All of these same adjectives would apply equally to our own operation which has come through the final phases of our current plant expansion project.

We have had a very turbulent ethanol market since the end of August. Using Chicago prices - ethanol fell from $1.90 a gallon in early August to $1.50 by about the end of August. It remained in the $1.50’s for much of September and began a slow recovery in October, which gained momentum towards the end of the month. By the end of October prices in Chicago were about $1.80 again and are still showing strength. We had weak revenues on a per gallon basis in September and weaker still in October. Now with the uptrend in price that appears to be based on new blending markets and the subsequent increase in demand, we believe that we have already seen the worse monthly average ethanol price of this year. We weathered that month surprisingly well and showed that we could be profitable under conditions that were causing other plants to lose money, reduce production, and in a few cases, to even stop building new facilities.

Corn prices have not reacted to very favorable production numbers as we would have guessed. We had a very big crop and whereas the prices did decline from $3.70 and more to $3.40 in early October they came right back up to $3.70 and then some in just a couple of weeks and have stayed there. We have seen strong DDGS values and this has certainly helped us be successful even with high corn prices. The rise in ethanol prices gives us more breathing room and we are feeling well prepared to come out fine over the next few months anyway.

As I said, new demand is building especially in the southeast region. This is an area where only very small amounts of ethanol are used. But the favorable blending economics are making it very attractive for adding low cost ethanol to very expensive gasoline and get a $0.51 per gallon of ethanol tax credit for your trouble. For most of the past two months the difference between what we get for our product and it’s value to the retailer has been a $1.00 per gallon. Now that will get people blending!

Another positive aspect of the much tighter margins has been the slow down in new capacity projects. More blends works on the demand side of the equation and reducing the rate of production growth brings things in line on the supply side. Debt financing began to tighten up early in 2007 and more recently equity availability has been seriously dented. This is a good thing overall, but it has slowed our project in Missouri too. That project is still not completely financed on the equity or on the debt side. We still feel that our industry is strong, that the First Missouri Energy project is a very good investment, and that we will get it completed, albeit later than we had hoped.

There is a great deal of positive talk about renewable fuels in Washington this session. A message of support is coming out of both political parties and new Ag legislation and the Energy Bill both look like they are going to contain supportive initiatives. The largest trade association in our industry is the Renewable Fuels Association (RFA). They have been working hard to lobby the legislators and help us with public opinions. Apparently this effort has been paying off. The RFA commissioned a public opinion poll recently and the results showed strong support for ethanol amongst the public.

In summary, the road has been bumpy over the past few months, but the bumps have slowed us down as an industry and that is a good development for the longer term. We also managed the business well during this time and remained profitable and strong. The future of renewable fuels looks bright. But it is not going to be without more challenges as we grow into our eventual place in the energy infrastructure.

Dan Wegner — Commodities Manager

“Infrastructure is the biggest barrier to more blending”, says executive Vice-President of commercial operations for Valero Energy Corporation.

In my opinion, we may have just witnessed one of this decade’s most impressive displays of industry expansion; dry mill ethanol production. In two short years, ethanol production has risen from just over 2 billion gallons to over 7 billion gallons, with un-finished projects that could add another 2.5 billion gallons of production within the next 12 months. While this euphoria was all great for those involved for the short term, longer term it has created some real debatable issues and some potentially serious problems. Many of you have likely read articles that debate the rising cost of food driven by ethanol and other biofuels. I am not going to take a side on this issue for I think both sides make valid arguments. Currently, however; we have another more critical issue at hand for those of us involved in the ethanol industry, market saturation due to over production of ethanol.

In any free market, prices are determined by supply and demand and any perceived changes to either side in the future. The rapid expansion of ethanol which was propelled by such factors as the rapid phase out of MTBE, the RFS, and the astronomical ROI’s on ethanol plant projects of last year has made tremendous changes to the supply side of the equation. Meanwhile on the demand side, the blenders have been ramping up the use of ethanol over time, quite rapidly early on as MTBE was phased out and an oxygenate was required to be blended to fuel in all attainment areas. This phase out and the passing of the RFS created a serious demand, (via mandate) for roughly 4 billion gallons. By early 2006, ethanol supply was available to meet the demand of the blenders, and soon after as more plants started up and came on line, ethanol prices slipped lower, just enough to encourage discretionary blending, which is gallons that are not required to be blended, but economically they add value to the petroleum companies. We have been increasing discretionary blending monthly over the past 10 months as more and more supply comes on line. In economics, there is another law, the law of diminishing returns, which comes into play today. All the mandated gallons are being blended, and all the “economically feasible” discretionary gallons are being blended, yet we still have excess supply and additional production capacity coming on line and ready to come on line soon. It is obvious to the blenders, that supply is greater than the demand, and prices reflect such, which gets me to my main topic, the so called “blending wall”.

The current price relationship between ethanol and gasoline is encouraging any blender that has the capacity to use ethanol to blend to their maximum potential. There are blenders currently profiting between $.70 and $1.00 per ethanol gallon blended, lowering the price of E-10 blend 7 to 10 cents per gallon. Why wouldn’t everyone be blending?  This brings me to the quote in the first paragraph of this article made by the petroleum executive pertaining to the blending barriers. Some terminals are not set up to blend ethanol due to local tank space, others only are serviced by pipeline, and cannot receive product via rail or truck. Some states have EPA air requirements that make blending ethanol difficult, and others have restrictions on how much they can blend like California’s 5.7% maximum. Solutions to these problems require investments by terminal owners, or political action to fix, both of which take time. It appears likely that the ethanol industry will be faced with depressed prices until these barriers are overcome as time progresses. The price of ethanol will be forced to match up the rate of demand expansion with the rate of supply expansion, which unfortunately will likely mean steep discounts to gasoline. Of course one can never foresee the future, and events which could drastically change the market environment, such as government passing a new RFS which requires more ethanol blending. Barring a major event such as government intervention, the job of busting down these “blending walls” will rest on the shoulders of ethanol prices as the market works to balance supply and demand.

Terry Olson — Feed & Feed Ingredient Marketer/Sales

Hello, my name is Terry Olson. Starting on September 1, 2007, I became the marketer for modified wet distillers grains (MWDGs) here at UWGP. We used to use the marketing services of Commodity Specialist Company (CSC), but in an effort to provide local service, I was hired to market the modified distillers for UWGP. I have a degree in Animal Science from SDSU and work experience in feed sales and manufacturing with Land O Lakes and CHS, Inc. I look forward to meeting and getting to know the people in this area.

MWDGs with solubles is essentially the same feed as DDGS except that MWDGs goes through only one dryer and then syrup is blended to achieve a 50%-55% moisture feed. MWDGs are an excellent source of highly digestible protein, energy, vitamins and minerals that mix well into a variety of rations for ruminant animals. MWDGs improve the handling characteristics (flowability, likelihood of freezing in cold weather, nutrient losses via leeching, etc.) than typical wet distillers grains making it more attractive to feed.

MWDGs are an excellent source of RUP (bypass) protein which make it especially valuable for dairy and feedlot cattle. Due to the fact that there is less starch in the diet when utilizing this feed source there are less digestive upsets resulting in better performance and efficiency. MWDGs with its moisture and nutritional content helps producers utilize lesser quality feed stuffs such as corn stalks, CRP grass and straw. Producers who use this feed source have commented about the consistent quality, palatability, and better feed intakes with the use of our MWDGs.

Numerous studies have been performed and are still being performed at many accredited universities throughout the Midwest on the use of MWDGs. The common element to most of the research is that MWDGs is an excellent feed for ruminant animals in many phases of production. MWDGs are competitively priced and environmentally friendly. Every producer should consider the benefits to MWDGs in their operation.

So, now that I have briefly covered the high points of MWDGs, what other questions do you have?  I will gladly answer any questions you may have and I look forward to working with you on our MWDGs. I encourage any of our shareholders feeding cattle to look at the economics and benefits of this feed source. We want to work with your operation as best as we can for your feed needs. I look forward to hearing from you.

To contact Terry call:  1-800-509-7089

Renewable Fuels Association News

A new national poll released by the Renewable Fuels Now Coalition and commissioned by the Renewable Fuels Association show overwhelming bipartisan, geographic and demographic public support for renewable fuels like ethanol. Additionally, the poll also shows that the American public believes the federal government has a role to play in developing a robust renewable fuels industry.

The poll was conducted October 23-25 by the Mellman Group with a sample size of 1,000 adults.

Key Poll Findings:

Seventy-four percent (74%) of Americans believe we should be using more domestically produced renewable fuels like ethanol.

Eighty-seven percent (87%) want the government to actively support the development of a renewable fuels industry.

Seventy-seven percent (77%) want the government to provide incentives to gasoline refiners to blend more ethanol.

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions.  These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties.  Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission.   We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter.  We qualify all of our forward-looking statements by these cautionary statements.

Eighty-four percent (84%) say something other than ethanol is the major factor in rising consumer food prices. Just seven percent (7%) say ethanol is the chief cause.

Dan Groh—Maintenance Manager

This has certainly been a challenging year for all of us here at the plant. We have so many different projects going on that at times it is hard to keep ahead of it all. We have all but completed the expansion of our “cook” system which included the addition of 2 hammer-mills, 2 fermentation tanks, replacement of our slurry blender, 2 additional liquifaction tanks, a new slurry tank, additional jet cooker, etc. These items will allow us to increase our cook to a rate in excess of 80 million gallons annually. But even though we will have the ability to make 80 million gallons we will not be able to process and distill those gallons until we expand our distillation and drying capacity. So until that time comes we have set a goal of 60 million gallons annually. To accomplish that goal we are continually finding ways to squeeze a few more gallons per minute from our existing equipment. Remember that the plant was designed to run at a rate of 40 million gallons annually so much of our equipment is already running at full capacity with our current rate of 52 million gallons. We now have to find creative ways to be more efficient by optimizing processes. We are continually identifying bottlenecks in the system and then deciding the best method for correcting them. At this point we are like a fine tuned race car. It takes great effort and ingenuity to get another 1-2 miles per hour. The difference here is that we need to sustain that pace 24/7 so we need to be able to do it safely. We have no desire to run anywhere near the ragged edge of safety, we understand that we have a responsibility to the community, the shareholders, and the industry, to maintain an operation that can be identified as the Gold Standard of success.

Some of the other projects that we are working on around the plant include an electrical upgrade to our 700hp fan. This is the fan that controls the air pressure in our large boiler, and is responsible for pushing the air and water vapor up our stack. This fan is a very large electrical load so it is being upgraded to run more efficiently with a variable speed drive instead of simply using dampers to control air flow. We expect to see a return in electrical savings approaching $90,000 annually. Another project that many of you may have already noticed is our 480,000 bushel corn storage bin. This bin will allow us much more flexibility in our corn receiving by more than doubling our current storage capacity. It will also facilitate easier emptying and cleaning of  our current cement silos.

One more notable project is a new DDGS cooling system which will be used to cool our DDGS before it is stored in the dry building. Our current system is a method of pneumatically sucking the dry DDGS from the energy center dryers over to the DDGS storage building by means of a large fan much like a very large shop vac. This method is quite crude and uses a considerable amount of horsepower. This system also requires a considerable amount of maintenance because the DDGS is much more abrasive than whole corn. The new cooler will be a rotary drum that lets the product gently tumble in the air stream until cool, it then gets conveyed into the DDGS building.

Most of our projects are focused on harvesting more production or providing better operational flow. But each of these improvements underwent a great deal of scrutiny to evaluate its value to the bottom line. With input costs rising and ethanol margins tightening, all of us here are searching for ways to become a low cost producer. We believe that with sound forward planning and a focus on energy conservation and cost savings, UWGP can be profitable for many, many years.

Eric Kuntz — Production Manager

As I sit and write this, my desk is stable, but what a roller coaster ride our industry is on!  The rapid growth has corn prices soaring and ethanol prices dropping; a good situation for the farmer, but not as highly celebrated here at the plant.

As profit margins shrink, more of our time is spent on cost reduction opportunities. Many of you in the farming community already know the impact all the corn acres are having on certain costs. What you may not know is together we have a “double effect” on some of these. According to a recent article in Purchasing Magazine, roughly 60% of the sulfuric acid produced goes into agriculture, primarily in the manufacture of phosphate fertilizer. At the plant, we also use sulfuric acid for pH control and to assist in reducing fouling in certain pieces of equipment. More fertilizer + more ethanol plants = more demand = higher costs. Common sources of nitrogen used on the farm are urea and anhydrous ammonia. Demand for these items as more acres are put into corn, even more so as corn on corn rotation occurs, has driven up these prices considerably. Ethanol plants also use large amounts of those same two nitrogen sources to supply that critical element for our yeast in the fermentation process—another “double whammy”. Potassium hydroxide (KOH) is used extensively in ethanol plants during cleaning processes that happen on a regular basis. Initially, sodium hydroxide was more commonly used, but in plants like ours that have no water discharge, the sodium levels build up to a point where they become detrimental to the yeast in fermentation. So many have switched to KOH. You may know it by its more common name, caustic potash, used on the farm for pH correction of acidic soils, among other things. They got us again.

But actually, all things considered, even with high corn and lower ethanol pricing, UWGP is as well or better suited as anyone in the industry to be able to continue to provide a level of profitability to our shareholders. Remember corn is by far the largest cost input to the plant. We’ve always held the philosophy that the best way for us to run the plant was by maximizing our yield—getting the most alcohol from every bushel of corn. Although we are always looking for ways to reduce our other costs, being at or near the top of the industry in yield puts us well ahead of most during times like these.

Two men were walking in the woods when they found themselves chased by a bear. One man stopped and started changing his hiking boots to tennis shoes. The other man told him that wouldn’t help him out run the bear. The man replied, “I don’t have to out run the bear, I just have to out run you”. At UWGP, we already have our sneakers on. (Special thanks to Jeff Robertson for the use of this )

Barb Bontrager — CFO

In our 3rd quarter of the year, we realized a net income of $4.25 million from sales of $26.7 million bringing us to $17.1 million for the year from revenues of $84 million leaving 20% of our sales on the bottom line at the end of the nine months. The average net back for ethanol for the quarter was $1.79 – with July being $1.92, August $1.80, and September $1.63. Our average net back for ethanol for the first nine months of 2007 was $1.88; the average net back in 2006 was $1.98 and $1.50 in 2005. Our cost of production net of Distiller Grain revenue which we recorded for the quarter was at $1.43 bringing our average for the first nine months to $1.38 compared to an average of $1.11 in 2006 and $1.16 in 2005.

We did have another record this quarter – unfortunately it’s not the record we are striving for. We realized the lowest net income for a quarter since our first full quarter of operations (3rd qtr of 2005). The good news is we are still at a return on investment (ROI) of 22% if we annualize the return on this quarter alone and our ROI for the first nine months, annualized is 29% … certainly not bad!  Those of you who have been with us from the beginning, which is by far the majority, know that when you invested in UWGP, the forecasted income statements reflected an ROI of approximately 20%.

 We have our targets set for year end reporting, including your K-1 forms, to be similar to last year. You all should have received the tax planning letter providing you with the forecast of approximately $566 per unit of taxable income for 2007 (full year ownership). All indications are that number is still a good estimate to use in your tax planning calculations.

We just filed our SEC report for the quarter (10Q) and it is available from our website www.uwgp.com—>Click on Company Information—>Click on Financial Information—>Click on the large green button “click here” —> on the next page, click on the [html] link in red to the left of the report you want to view. The most recent filing is on top with the “10Q” or “10QSB” being our quarterly reports and the “10K” or “10KSB” our annual reports.

To view the financial results chart go to: www.uwgp.com-> Make sure you are logged into the site—>Click on Members Only—>Click on Newsletters—>Click on Financial Graph next to November 2007

Post Office Box 247

Friesland, WI  53935

Phone: 920-348-5016

Fax: 920-348-5009

E-mail: mail@uwgp.com

We’re on the Web www.uwgp.com

We wish you and your families a wonderful and safe Thanksgiving Holiday!